Exhibit 99.1

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Reports First Quarter 2011

Net Income of $1.4 Million

ELMIRA, N.Y. — May 6, 2011 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced increased net income, sales and orders for the Company’s first quarter ended March 31, 2011.

First Quarter 2011 Performance Summary:

•                  Orders increased 98%, to $113.8 million, compared to the prior year

•                  Sales were $73.5 million, a 70% increase compared to the prior year

•                  Net income was $1.4 million, or $0.12 per diluted share, compared with a net loss of ($5.2) million, or ($0.45) per diluted share for the same period of 2010.

“The worldwide market recovery for machine tools continues, led by very strong growth in China,” said Richard L. Simons, President and Chief Executive Officer.  “Our global organizations continue to provide an effective platform for Hardinge to participate appreciably in this growth.”

“As expected, our first quarter sales were significantly stronger than first quarter 2010, and we remain encouraged by the prospects for a strong and profitable 2011.  First quarter 2011 sales growth, like order activity, was driven by strong demand across all of the Company’s geographic markets,” said Mr. Simons.

“We began the year with a substantial backlog and our first quarter orders of $113.8 million were a record for the Company.  This activity included another large order, of $11.0 million, from a Chinese supplier to the consumer electronics industry. In addition, we experienced strong order activity from several industries in China, resulting in new unprecedented order levels.  The positive momentum we experienced in the United States was driven by order activity from our new distribution partners, and orders in Europe reflected stronger distributor demand and their increased confidence in the vitality of the economic recovery. This combined activity helped to push our order volume up 37% over an already strong $83 million in fourth quarter 2010,” Mr. Simons added.

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The following tables summarize orders and sales by geographic region for the quarters ended March 31, 2011 and 2010:

	Quarter Ended
Orders from	March 31, (in thousands)%
Customers in:	2011	2010	Change
North America	$23,205	$12,820	81%
Europe	29,425	18,422	60%
Asia & Other	61,128	26,245	133%
	$113,758	$57,487	98%

	Quarter Ended
Sales to	March 31, (in thousands)%
Customers in:	2011	2010	Change
North America	$17,214	$11,550	49%
Europe	19,815	12,418	60%
Asia & Other	36,453	19,202	90%
	$73,482	$43,170	70%

“We will sound one note of caution in regard to an otherwise very satisfying period of customer activity,” said Mr. Simons. “We remain concerned with the potential for component shortages which could affect the timing of shipments in the short to medium term.  These industry wide shortages are related to the accelerated ramp up of global demand for machine tools, as well as production disruptions for suppliers of these components resulting from the earthquake that impacted Japan. Currently, this situation remains fluid, and we continue to monitor potential changes to component availability very closely.”

The Company’s gross profit was $19.1 million for first quarter 2011, an increase of $10.1 million, or 113%, compared to the prior year first quarter. Gross margin for the quarter was 26.0%, up from 20.7% for the same period in 2010. The improvement in the Company’s first quarter 2011 gross margin was driven by the significant increase in volume against fixed expenses, cost management initiatives and reduced price discounting compared with early 2010.

Selling, general and administrative expenses were $16.7 million, or 22.7% of net sales, for first quarter 2011 compared to $14.4 million, or 33.4% of net sales, for the prior year first quarter.  The $2.3 million increase is primarily related to increased variable selling expenses on the higher sales volume.

Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.005 per share on the Company’s common stock, payable on June 10, 2011 to stockholders of record as of June 1, 2011.

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Conference Call

The Company will host a conference call today at 11:00 a.m. Eastern Time to discuss the results for the quarter.  The call can be accessed live at 1-866-790-1863 (904-520-5759 for calls originating outside the U.S. and Canada) or via the internet at http://www.videonewswire.com/event.asp?id=78143.  A recording of the call will be available approximately one hour after its conclusion at 888-284-7564 (904-596-3174 outside the U.S. & Canada) using the reference number: 2633581.  This telephone recording will be available through June 30, 2011. A transcript of the call will be available from the “Investor Relations” section of the Company’s website, www.hardinge.com, for one year.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 77% of the 2010 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The Company has manufacturing operations in Switzerland, Taiwan, the United States, China and the United Kingdom. Hardinge’s common stock trades on the NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

— Financial Tables Follow —

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands Except Share and Per Share Data)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Cash and cash equivalents	$24,945	$30,945
Restricted cash	5,144	5,225
Accounts receivable, net	46,567	45,819
Notes receivable, net	3,669	1,753
Inventories, net	115,786	105,306
Deferred income taxes	1,383	1,364
Prepaid expenses	12,777	11,518
Total current assets	210,271	201,930
Net property, plant and equipment	59,945	56,628
Deferred income taxes	618	451
Intangible assets	13,422	13,642
Pension assets	2,228	2,111
Other long-term assets	51	85
Total non-current assets	76,264	72,917
Total assets	$286,535	$274,847

Liabilities and shareholders’ equity
Accounts payable	$34,599	$33,533
Notes payable to bank	7,000	1,650
Accrued expenses	21,200	22,791
Customer deposits	15,681	10,468
Accrued income taxes	3,487	3,656
Deferred income taxes	2,686	2,546
Current portion of long-term debt	612	617
Total current liabilities	85,265	75,261
Long-term debt	2,602	2,777
Accrued pension liability	28,553	29,949
Accrued postretirement benefits	2,210	2,274
Accrued income taxes	2,187	2,106
Deferred income taxes	2,549	2,516
Other liabilities	1,974	2,062
Total non-current liabilities	40,075	41,684
Common Stock — $0.01 par value, 12,472,992 issued	125	125
Additional paid-in capital	114,200	114,183
Retained earnings	54,960	53,637
Treasury shares — 854,980 shares at March 31, 2011 and 865,703 shares at December 31, 2010	(10,890)	(11,022)
Accumulated other comprehensive income	2,800	979
Total shareholders’ equity	161,195	157,902
Total liabilities and shareholders’ equity	$286,535	$274,847

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands Except Per Share Data)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)

Net sales	$73,482	$43,170
Cost of sales	54,406	34,230
Gross profit	19,076	8,940

Selling, general and administrative expenses	16,673	14,398
Gain on sale of assets	(25)	(272)
Other expense	177	71
Income (loss) from operations	2,251	(5,257)

Interest expense	78	110
Interest income	(39)	(35)
Income (loss) before income taxes	2,212	(5,332)

Income tax expense (benefit)	831	(146)
Net income (loss)	$1,381	$(5,186)

Per share data:

Basic earnings (loss) per share:	$0.12	$(0.45)

Diluted earnings (loss) per share:	$0.12	$(0.45)

Cash dividends declared per share	$0.005	$0.005

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
Operating activities
Net income (loss)	$1,381	$(5,186)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	1,916	1,807
Debt issuance amortization	26	80
Provision for deferred income taxes	(1,085)	(8)
(Gain) on sale of assets	(25)	(273)
Unrealized intercompany foreign currency transaction (gain) loss	(215)	59
Changes in operating assets and liabilities:
Accounts receivable	(449)	9,152
Notes receivable	(1,859)	(504)
Inventories	(9,311)	(5,917)
Prepaids and other assets	(1,079)	(1,071)
Accounts payable	1,081	5,641
Accrued expenses	2,388	(346)
Accrued postretirement benefits	176	(149)
Net cash (used in) provided by operating activities	(7,055)	3,285

Investing activities
Capital expenditures	(4,354)	(657)
Proceeds on sale of assets	25	283
Net cash (used in) investing activities	(4,329)	(374)

Financing activities
Borrowings under short-term notes payable to bank	5,380	884
(Decrease) in long-term debt	(154)	(141)
Purchase of treasury stock, net	33	––
Debt issuance fees paid	(13)	(67)
Dividends paid	(58)	(58)
Net cash provided by financing activities	5,188	618

Effect of exchange rate changes on cash	196	(131)
Net (decrease) increase in cash	(6,000)	3,398

Cash at beginning of period	30,945	20,419

Cash at end of period	$24,945	$23,817

Reconciliation of net income (loss) to EBITDA

		Three Months Ended March 31,
		2011	2010	Change
		(dollars in thousands)
GAAP net income (loss)		$1,381	$(5,186)	$6,567
Plus:	Interest expense, net of interest income	39	75	(36)
	Income tax expense (benefit)	831	(146)	977
	Depreciation and amortization	1,916	1,807	109
EBITDA (1)		$4,167	$(3,450)	$7,617

(1)          EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business.